As filed with the U.S. Securities and Exchange Commission on February 6, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Taylor Morrison Home Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	83-2026677
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

(Address, including zip code, of Registrant’s principal executive offices)

Taylor Morrison 2013 Omnibus Equity Incentive Plan, As Amended

(Full title of the plan)

Darrell C. Sherman, Esq.

Benjamin A. Aronovitch, Esq.

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

(480) 840-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

John C. Kennedy, Esq.

Lawrence G. Wee, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas New York,

New York 10019–6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.00001 per share	1,090,003(2)	$25.93(3)	$28,263,777.79(3)	$3,668.64

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)

Consists of shares of common stock, par value $0.00001 per share (“Common Stock”), of Taylor Morrison Home Corporation (the “Registrant”) issuable in respect of awards that, prior to the merger of William Lyon Homes with a subsidiary of the Registrant, were outstanding pursuant to the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan and the William Lyon Homes 2012 Equity Incentive Plan. Upon completion of the merger such awards were assumed by Taylor Morrison Home Corporation and substituted with awards under the Taylor Morrison 2013 Omnibus Equity Award Plan, as amended.

(3)

Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of Taylor Morrison Home Corporation’s common stock reported by the New York Stock Exchange on January 31, 2020.

EXPLANATORY NOTE

Taylor Morrison Home Corporation (the “Registrant” or the “Company”) is filing this registration statement to register an additional 1,090,003 shares of its common stock, par value $0.00001 per share (the “Common Stock”), issuable under the Taylor Morrison 2013 Omnibus Equity Award Plan (as amended and restated from time to time, the “2013 Plan”) in exchange for outstanding awards initially granted under the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan and the William Lyon Homes 2012 Equity Incentive Plan (the “Prior Plans”).

Pursuant to the Agreement and Plan of Merger, dated November 5, 2019 (the “Merger Agreement”) among the Company, Tower Merger Sub, Inc. (“Merger Sub”) and William Lyon Homes, on February 6, 2020, Merger Sub merged with and into William Lyon Homes with William Lyon Homes continuing as the surviving corporation and a wholly owned, direct subsidiary of the Company (the “Merger”). Pursuant to the Merger Agreement, upon completion of the Merger, outstanding awards granted under the Prior Plans were assumed by the Company and substituted with awards under the 2013 Plan. This Registration Statement on Form S-8 relates to the shares of Common Stock that may be issuable in respect of such awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2013 Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Taylor Morrison Home Corporation, 4900 N. Scottsdale Road, Suite 2000 Scottsdale, AZ 85251, Attention: Darrell C. Sherman, Esq., Telephone number (480) 840-8100.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Company are incorporated by reference in this Registration Statement:

•	The Company’s annual report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 20, 2019;

•

The sections of Company’s proxy statement on Schedule 14A, dated April  16, 2019, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•

The Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2019, filed with the SEC on May 1, 2019, June  30, 2019, filed with the SEC on August 1, 2019 and September  30, 2019 filed with the SEC on October 30, 2019;

•

The Company’s current reports on Form 8-K, filed with the SEC on February 4, 2019, March 11, 2019, May  30, 2019, June 5, 2019, August  1, 2019, November 6, 2019, November 7, 2019, December  5, 2019 (first report), December 5, 2019 (second report) December 19, 2019, January 6, 2020, January  21, 2020, January 23, 2020, January  28, 2020, January  31, 2020 (first report) and January 31, 2020 (second report); and

•

The description of the Company’s Common Stock contained in the Company’s Form 8-A/A filed with the SEC on June 10, 2019, and any amendment or report filed for the purpose of updating any such description.

In addition, the Company also incorporate by reference the audited consolidated financial statements, and the related notes thereto, of AV Homes, Inc. (“AV Homes”), included in AV Homes’ Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018, with the exception of the audited consolidated balance sheet as of December 31, 2016 and the audited consolidated statement of operations, consolidated statement of stockholders’ equity and consolidated statement of cash flows, in each case for the years ended December 31, 2016 and 2015, and the related notes thereto, of AV Homes.

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of a Current Report on Form 8-K shall not be incorporated by reference.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. We maintain directors’ and officers’ liability insurance for our directors and officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability.

The Company maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (ii) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the Delaware General Corporation Law, Section 17-108 of the DLPA, and the Company’s Certificate of Incorporation and Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has entered into customary indemnification agreements with its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the Company or on the Company’s behalf.

Item 7.	Exemption From Registration Claimed

Not Applicable.

Item 8.	Exhibits

A list of exhibits filed with this registration statement is contained in the exhibits index, which is incorporated by reference.

Item 9.	Undertakings.

The Company hereby undertakes:

(a)(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

	(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

	(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

	(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement;

	(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation (included as Exhibit 3.1 to Taylor Morrison Home Corporation’s Current Report on Form 8-K (File No. 001-35873), filed with the SEC on May 30, 2019, and incorporated herein by reference).

4.2	Amended and Restated By-laws (incorporated herein by reference to Exhibit 3.3 to Taylor Morrison Home Corporation’s Current Report on Form 8-K (File No. 001-35873), filed with the SEC on October 26, 2018, and incorporated herein by reference).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

10.1	Taylor Morrison Home Corporation 2013 Omnibus Equity Award Plan, as amended (incorporated by reference to Appendix A to Taylor Morrison Home Corporation’s definitive proxy statement on Schedule 14A filed on April 19, 2017).

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Taylor Morrison Home Corporation.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for AV Homes, Inc.

23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature pages hereto).*

99.1*	Consent of William H. Lyon.

99.2*	Consent of Gary H. Hunt.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on February 6, 2020.

TAYLOR MORRISON HOME CORPORATION

By:	/s/ Sheryl D. Palmer
Name:	Sheryl D. Palmer
Title:	President, Chief Executive Officer and Chairman of the Board of Directors
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Sheryl D. Palmer, C. David Cone and Darrell C. Sherman, acting singly, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement has been signed by the following persons in the following capacities on the dates indicated.

Signature	Title	Date

/s/ Sheryl D. Palmer	President, Chief Executive Officer and Chairman of the Board of Directors	February 6, 2020
Sheryl D. Palmer	(Principal Executive Officer)

/s/ C. David Cone	Executive Vice President and Chief Financial Officer	February 6, 2020
C. David Cone	(Principal Financial Officer)

/s/ Joseph Terracciano	Chief Accounting Officer	February 6, 2020
Joseph Terracciano	(Principal Accounting Officer)

/s/ Jeffry L. Flake	Director	February 6, 2020
Jeffry L. Flake

/s/ Peter Lane	Director	February 6, 2020
Peter Lane

Signature	Title	Date

/s/ Anne L. Mariucci	Director	February 6, 2020
Anne L. Mariucci

/s/ David C. Merritt	Director	February 6, 2020
David C. Merritt

/s/ Andrea Owen	Director	February 6, 2020
Andrea Owen

/s/ Denise Warren	Director	February 6, 2020
Denise Warren